UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2003

INVIVO CORPORATION

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-15963	77-0115161

(Commission File Number)	(IRS Employer Identification No.)

4900 Hopyard Road, Suite 210, Pleasanton, CA (Address of principal executive offices)	94588 (Zip code)

(925) 468-7600

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)

ITEM 2:   ACQUISITION OF ASSETS.

On April 3, 2002, Invivo Corporation (the “Registrant”) purchased all of the capital stock of Medical Data Electronics Inc. (“MDE”), a wholly-owned subsidiary of SensorMedics Corporation under a Stock Purchase Agreement. SensorMedics Corporation is a wholly-owned subsidiary of VIASYS Healthcare Inc., a publicly traded healthcare technology company. MDE is a manufacturer of wireless patient monitoring products. The final purchase price was approximately $9.4 million, of which (i) approximately $472,000 is being held in escrow for a period of 90 days to secure indemnification obligations of MDE with respect to its adjusted working capital and (ii) approximately $944,000 is being held in escrow for a period of one year to secure other indemnification obligations of MDE. The purchase price was arrived at through negotiation between the parties, considering inventory levels and the value of fixed assets, revenues and earnings, and other factors. The Registrant funded the purchase price from its existing balances of cash and short-term investments. The Registrant presently intends that the MDE business will, in general, continue to be operated in its current manner.

The other terms of the transaction are set forth in the Stock Purchase Agreement dated April 3, 2003, between the Registrant and SensorMedics Corporation, which is attached as Exhibit 2.1 to this report and is incorporated into this report by reference.

ITEM 7:   FINANCIAL STATEMENTS AND EXHIBITS.

	(a)	Financial Statements of Business Acquired

The financial statements of the business acquired will by filed by amendment to this Form 8-K no later than 60 days after the date that the initial report on this Form 8-K must be filed.

	(b)	Pro Forma Financial Information.

The pro forma financial information required by this item will by filed by amendment to this Form 8-K no later than 60 days after the date that the initial report on this Form 8-K must be filed.

	(c)	Exhibit.

Exhibit No.		Description of Exhibit
2.1		Stock Purchase Agreement dated as of April 3, 2003, by and between the Registrant and SensorMedics Corporation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 17, 2003	INVIVO CORPORATION

By: /s/ John F. Glenn

John F. Glenn Vice President-Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Stock Purchase Agreement dated as of April 3, 2003, by and between the Registrant and SensorMedics Corporation.